Exhibit 10.1

Summary of Changes to Compensation of Non-employee Directors

The compensation arrangements for our non-employee directors (“Outside Directors”) were described on Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2007. We have made certain changes to these arrangements, as described below.

The fee to an Outside Director for attending each quarterly meeting of the Board of Directors that the Outside Director attends in person was increased to $15,000. An Outside Director may be paid such fee for attending a quarterly Board meeting via telephonic conference call if the Outside Director has good reason for the Outside Director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. The fee to an Outside Director who is a member of the Audit Committee for attending each quarterly meeting of such committee that the Outside Director attends in person was increased to $6,000. In addition, we established a fee of $3,000 which is paid quarterly to each Outside Director who is a member of the Compensation Committee, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the Outside Director must have served on the Compensation Committee on the last day of such fiscal quarter. Previously, Compensation Committee members did not receive compensation for their services as members of the Compensation Committee. The foregoing changes were effective April 1, 2008.

The Company has adopted a policy, under which from time to time, the Board of Directors may hold meetings and other related activities in various locations for which the Company’s payment of the expenses of Board members and Board members’ guests who participate in such meetings and activities may be deemed compensation to participating directors. To the extent such participation is deemed compensation to a director, the Company has also adopted a policy to pay to such director (or withhold and pay to the appropriate taxing authority on behalf of such director) a “tax gross-up” in cash, which would approximate the amount of the director’s (i) federal and state income and payroll taxes on the taxable income associated with such personal use plus (ii) federal and state income and payroll taxes on the taxes that the director may incur as a result of the payment of taxes by the Company.

All other elements of the compensation arrangements for our Outside Directors, as described on Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2007, remain in effect.